EXHIBIT 10.2

CONSULTING AGREEMENT
This CONSULTING AGREEMENT (this “Agreement”) dated as of February 13, 2017 among Heartland Financial USA, Inc., a Delaware corporation (the “Company”), Centennial Bank and Trust, a Colorado banking corporation and wholly owned subsidiary of the Company (“Centennial”), and Martin J. Schmitz (“Consultant”), a resident of Colorado.
WHEREAS, Consultant currently serves as Chairman of the Board of Citywide Banks of Colorado, Inc., a Colorado corporation (“Citywide”), and Citywide Banks, a Colorado banking corporation and wholly owned subsidiary of Citywide;
WHEREAS, the Company and Citywide are executing an Agreement and Plan of Merger (the “Parent Merger Agreement”) as of the date hereof, pursuant to which Citywide will be merged with and into the Company (the “Parent Merger”), and the Company will continue as the surviving corporation;
WHEREAS, the Parent Merger Agreement also provides that Citywide Banks will be merged with and into Centennial Bank and Trust (the “Bank Merger ”), pursuant to a bank merger agreement (the “Bank Merger Agreement”), and Centennial as the surviving bank in the bank merger (the “Surviving Bank”) will be renamed “Citywide Banks” or a derivative thereof containing the word “Citywide”;
WHEREAS, upon the successful completion of the Parent Merger and the Bank Merger, the Company and the Surviving Bank desire to retain Consultant to provide consulting services to the Surviving Bank after the date of consummation of the Bank Merger (the “Effective Date”) on the terms and conditions of this Agreement; and
WHEREAS, Consultant desires to be retained as a consultant to the Surviving Bank after the Effective Date on the terms and conditions as set forth in this Agreement.
NOW, THEREFORE, in consideration of the promises, the mutual agreements herein set forth and other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, the parties agree as follows:
1.Retention of Consultant; Services to be Performed.

(a)Services. Effective on the Effective Date, the Surviving Bank shall retain Consultant to promote the interests of the Surviving Bank, including but not necessarily limited to cultivating existing customers of, and introducing prospective customers to, the Surviving Bank, and Consultant shall accept such engagement, upon the terms and conditions set forth in this Agreement; provided, however, that if the Parent Merger Agreement is terminated by the Company or Citywide in accordance with the terms of the Parent Merger Agreement, this Agreement shall terminate, and all rights and obligations of Consultant, the Surviving Bank and the Company hereunder shall be null and void. Consultant shall report directly to the Chairman of the Board and Chief Executive Officer of the Company (the “Heartland CEO”). In addition to cultivating existing customers of, and introducing prospective customers to, the Surviving Bank, Consultant and the Heartland CEO will discuss and agree on additional services that may be rendered by Consultant from time to time. The services Consultant will provide to the Surviving Bank hereunder are referred to herein as the “Services.”

(a)Availability to Perform Services. Consultant, the Company and the Surviving Bank agree that the time spent by Consultant in performance of the Services will be determined by agreement between Consultant and the Heartland CEO.

(b)Standard of Care. Consultant shall perform the Services with the same level of care and diligence with which he has managed Citywide and Citywide Banks before the date hereof.

(c)Independent Contractor. Consultant, the Company and the Surviving Bank understand, acknowledge, and agree that this Agreement constitutes a service contract and that Consultant is acting as an independent contractor in performing the Services. Therefore, nothing in this Agreement shall constitute a partnership, joint venture, or employer/employee relationship between Consultant and the Company and/or the Surviving Bank, and Consultant is not the agent of the Company or the Surviving Bank. Consultant has no authority to bind or otherwise obligate the Company or the Surviving Bank in any manner, nor shall Consultant represent to anyone that Consultant has a right to do so, except as specifically authorized from time to time in writing by the Heartland CEO.

Consultant shall have the exclusive responsibility for determining the means and manner in which the Services are to be performed. Consultant agrees, however, that while Consultant operates independently, Consultant shall, in all aspects of performing the Services, comply with applicable law and perform the Services professionally, ethically, and in a way that he reasonably believes is in the Company’s and the Surviving Bank’s best interests.
Consultant understands, acknowledges, and agrees that, as an independent contractor, Consultant is not covered by or eligible to participate in any of the Company’s or the Surviving Bank’s employee benefits programs, including, but not limited to, the following: accident and health insurance, life insurance, disability income insurance, medical expense reimbursement, wage continuation plans, or other fringe benefits provided to employees.
(d)Taxes. Consultant, the Company and the Surviving Bank agree that Consultant is fully responsible, at Consultant’s own expense, to discharge all tax and related obligations imposed by federal, state, and local law and regulation, and shall indemnify and hold the Company and the Surviving Bank harmless on account of the Consultant’s failure to do so. In addition, Consultant shall: (a) pay all applicable social security taxes, federal and state unemployment insurance and similar taxes and workers compensation premiums; (b) pay all other applicable assessments, taxes, contributions, or sums payable, whether based on income or otherwise; and (c) at all times comply with applicable federal, state, and local laws and regulations. Consultant acknowledges Consultant is solely responsible for filing all necessary federal, state, and local taxes, including timely payment of estimated income taxes and self-employment taxes.

(e)Term. Unless terminated at an earlier date in accordance with Section 7, this Agreement shall become effective on the Effective Date and will continue for a two-year period following the Effective Date (the “Term”). Thereafter, this Agreement may be renewed upon written agreement of the Parties.

1.Compensation. As compensation in full for Consultant providing the Services hereunder, the Surviving Bank shall pay Consultant a consulting fee at the rate of fifteen thousand five hundred dollars ($15,500) per month (the “Consulting Fee”). The Consulting Fee shall be payable to Consultant in arrears at the end of each calendar month during the Term and, subject to the provisions of Section 7, a prorated portion of such fee shall be payable upon termination of this Agreement if such termination occurs other than at the end of a month.

2.Equity. Consultant shall be eligible to receive a grant of restricted stock units for shares of common stock of the Company at a market value of $30,000 as of the Effective Date, with a one-year vesting period, at the discretion of the Company’s Compensation/Nominating Committee and subject to the terms of Company’s Long-Term Incentive Plan.

3.Expenses. The Surviving Bank will reimburse Consultant for all reasonable and necessary out-of-pocket expenses incurred by him in the performance of his duties under this Agreement, subject to the Surviving Bank’s normal policies for reimbursement and expense verification.

4.Confidential Information. Except as directed by the Company or the Surviving Bank’s Board of Directors, Consultant shall not divulge, furnish or make accessible to anyone or use in any way (other than in the ordinary course of the business of the Surviving Bank), during the Term or at any time thereafter, any confidential information of the Company or the Surviving Bank that Consultant has acquired or become acquainted with or will acquire or become acquainted with, whether developed by himself or by others, including but not limited to any trade secrets, confidential, proprietary or secret information or data, processes, formulae, plans, devices or material (whether or not patented or patentable) used in any aspect of the business of the Company or the Surviving Bank, any customer or supplier lists of the Company or the Surviving Bank, any confidential development or research work of the Company or the Surviving Bank, or any other confidential information or confidential aspects of the business of the Company or the Surviving Bank, or any confidential information obtained from third parties under an obligation of the Company or the Surviving Bank to maintain the confidentiality of such information, which obligation is known to Consultant (all such confidential or secret knowledge and information referred to in this sentence, the “Confidential Information”). Consultant acknowledges that the Confidential Information constitutes a unique and valuable asset of the Company and the Surviving Bank and represents a substantial investment of time and expense and the creation of goodwill by the Company and the Surviving Bank, and that any disclosure or other use of such knowledge or information other than for the sole benefit of the Company and the Surviving Bank would be wrongful and would cause irreparable harm to the Company and the Surviving Bank. The foregoing obligations of confidentiality shall not apply: (a) to any knowledge or information that is now published or which subsequently becomes generally publicly known in the form in which it was obtained from the Company or the Surviving Bank, other than as a direct or indirect result of the breach of this Agreement by Consultant; and (b) as set forth in the following paragraph.

Notwithstanding the foregoing, Consultant understands that certain whistleblower laws permit him to communicate directly with governmental or regulatory authorities about possible violations of law. Consultant acknowledges that he is not required to seek the permission of or notify the Company or the Surviving Bank of any communications made in compliance with applicable whistleblower laws, and that neither the Company nor the Surviving Bank will consider such communications to violate this Agreement. Consultant also shall be authorized to disclose Confidential Information: (i) as may be required by law or legal process after providing the Company and the Surviving Bank with prior written notice and an opportunity to respond to such disclosure (unless such notice is prohibited by law); (ii) in any criminal proceeding against him after providing the Company and the Surviving Bank with prior written notice and an opportunity to seek protection for such Confidential Information (at the Company’s or the Surviving Bank’s sole expense, as applicable); and (iii) with the prior written consent of the Heartland CEO.

5.Nondisparagement. During the Term and at any time thereafter, Consultant shall not knowingly and intentionally make or affirm to any third party, including but not limited to competitors or customers of the Company or the Surviving Bank, or their respective subsidiaries and affiliates, any statement that disparages the Company or the Surviving Bank or their respective subsidiaries or affiliates, or any of their respective officers, directors, or employees.

6.Termination.

(a)Because this Agreement concerns a contract for independent contractor services, it may be terminated at any time, upon mutual, written agreement of the parties.

(b)This Agreement shall be automatically terminated upon the death or Disability of Consultant. As used herein, Disability” shall be deemed to occur if Consultant is incapacitated and unable to perform the Services for four (4) consecutive months or for at least one hundred eighty (180) days (which need not be consecutive) during any twelve (12) month period, as determined in the discretion of the Company and the Surviving Bank.

(c)This Agreement may be terminated by the Company and the Surviving Bank, effective immediately and without further obligation on the part of the Surviving Bank to pay the Consulting Fee, in whole or in part, in the event of Misconduct by Consultant. As used herein, “Misconduct” means that Consultant shall have committed: (i) an intentional act of fraud, embezzlement or theft in connection with the business of the Company or the Surviving Bank; (ii) intentional damage to material property of the Surviving Bank or the Company; (iii) except as otherwise permitted herein, intentional disclosure of confidential information or trade secrets of the Surviving Bank or the Company or any of the Company’s other subsidiaries and affiliates or information relating to customers of the Surviving Bank or the Company or any of the Company’s other subsidiaries or affiliates; (iv) willful and material violation of any law, rule or regulation (other than traffic violations or similar offenses) or a final cease and desist order; (v) an act constituting a felony or a misdemeanor involving moral turpitude for which Consultant is convicted by any federal, state or local authority, or to which Consultant enters a plea of guilty or nolo contendere; (vi) an act or omission that causes Consultant to be disqualified or barred by any governmental or self-regulatory authority from serving in the capacity contemplated by this Agreement or losing any governmental or self-regulatory license that is reasonably necessary for Consultant to perform the Services under this Agreement; or (vii)  intentional failure to perform his duties under Section 1(a). For the purposes of the definition of “Misconduct,” no act, or failure to act, on the part of Consultant shall be deemed “intentional” unless done, or omitted to be done, by Consultant not in good faith and without reasonable belief that his action or omission was in the best interests of the Surviving Bank or the Company.

(d)This Agreement may be terminated, for any reason, by either Consultant or the Company and the Surviving Bank upon 30 days’ written notice to the other party(ies) (the “Notice Period”). The Company and the Surviving Bank, upon providing notice of termination to Consultant, or upon receiving notice of termination by Consultant, may elect to require that Consultant not perform the Services during that Notice Period. If the Company and the Surviving Bank make such election, the Surviving Bank will continue to pay the Consulting Fee, as if Consultant was still under contract through the duration of the Notice Period.

(e)If not terminated earlier by any of the parties pursuant to Section 7(a) through (d), or renewed in advance of the last day of the Term, this Agreement shall terminate of its own accord as of the close of business on the last day of the Term.

(f)For avoidance of doubt, the termination of this Agreement, for any reason, shall not limit Consultant’s obligations to the Company and the Surviving Bank under the Non-Competition Agreement dated as of February 13, 2017 between Consultant, the Company and the Surviving Bank (the “Non-Competition Agreement”).

7.Resolution of Disputes.

(a)Except as provided in Section 8(b), any controversy arising out of or relating to this Agreement, its enforcement or interpretation, or because of an alleged breach, default, or misrepresentation in connection with any of its provisions, shall be submitted to arbitration in Denver, Colorado, before a single arbitrator to be mutually agreed upon by the parties and shall be conducted in accordance with the JAMS Employment Arbitration Rules and Procedures (“JAMS”), which may be found at jamsadr.com/rules-employment-arbitration and have been previously emailed to Consultant. Consultant acknowledges that he has reviewed such rules prior to executing this Agreement. The Surviving Bank shall bear those expenses peculiar to arbitration including the administrative costs of the arbitration and the arbitrator’s fees to the extent required by Colorado law and the JAMS rules. Each party in the arbitration shall bear its or his own attorneys’ fees and legal costs. However, if any party prevails on a statutory claim which affords the prevailing party attorneys’ fees and/or legal costs, the arbitrator may award reasonable attorneys’ fees and/or legal costs to the prevailing party consistent with applicable law. The parties agree to file any demand for arbitration within the time limit established by the applicable statute of limitations for the asserted claims. Failure to demand arbitration within the prescribed time period shall result in waiver of said claims. This Agreement expressly does not prohibit either party from seeking provisional injunctive relief, including to prevent irreparable harm, in any court of competent jurisdiction. Final resolution of any dispute through arbitration may include any remedy or relief which the Arbitrator deems just and equitable. Any award or relief granted by the Arbitrator hereunder shall be final and binding on the parties hereto and may be enforced by any court of competent jurisdiction.

(b)For avoidance of doubt, Section 8(a) shall have no application to claims by the Company and/or the Surviving Bank asserting: (i) a violation of Section 5 or 6 of this Agreement, or seeking to enforce, by injunction or otherwise, the terms of Section 5 or 6; or (ii) a violation of the Non-Competition Agreement, or seeking to enforce, by injunction or otherwise, the terms of the Non-Competition Agreement. Claims under parts (i) or (ii) of this Section 8(b) may be maintained by the Company and/or the Surviving Bank in a lawsuit subject to the terms of the Non-Competition Agreement.

8.Miscellaneous.

(a)Entire Agreement. This Agreement, the Non-Competition Agreement, the Parent Merger Agreement and the Bank Merger Agreement contain the entire understanding between the parties hereto with respect to the subject matter hereof and thereof, and supersede any prior understandings, agreements or representations, written or oral, relating to the subject matter hereof and thereof.

(b)Counterparts. This Agreement may be executed in separate counterparts, each of which will be an original and all of which taken together shall constitute one and the same agreement, and any party hereto may execute this Agreement by signing any such counterpart.

(c)Severability. Whenever possible, each provision of this Agreement shall be interpreted in such a manner as to be effective and valid under applicable law and to carry out each provision herein to the greatest extent possible, but if any provision of this Agreement is held to be void, voidable, invalid, illegal or for any other reason unenforceable, the validity, legality and enforceability of the remaining provisions of this Agreement will not be affected or impaired, and will be interpreted so as to effect, as closely as possible, the intent of the parties hereto. Furthermore, in lieu of such illegal, invalid, or unenforceable provision, there shall be added automatically as part of this Agreement a provision as similar in terms to such illegal, invalid or unenforceable provision as may be possible and be legal, valid and enforceable.

(d)Successors and Assigns. This Agreement shall be binding upon and inure to the benefit of the Company, the Surviving Bank and their respective successors and assigns. Neither this Agreement nor any right, remedy, obligation or liability arising hereunder or by reason hereof shall be assignable (including by operation of law) by Consultant without the prior written consent of the Company and the Surviving Bank.

(e)Modification, Amendment, Waiver or Termination. No provision of this Agreement may be modified, amended, waived or terminated except by an instrument in writing signed by the parties to this Agreement. No course of dealing between the parties will modify, amend, waive or terminate any provision of this Agreement or any rights or obligations of any party under or by reason of this Agreement.

(f)Notices. Any notice or communication required or permitted to be given to the parties shall be delivered personally or sent by United States registered or certified mail, postage prepaid and return receipt requested, and addressed or delivered as follows, or to such other address as the party addressed may have substituted by notice pursuant to this Section 9(f).

If to Consultant:
Martin J. Schmitz
c/o Citywide Banks of Colorado, Inc.
6500 East Hampton Avenue
Denver, Colorado 80224

If to the Surviving Bank:
Centennial Bank and Trust
6500 East Hampton Avenue
Denver, Colorado 80224

Attn:	Kevin G. Quinn, President and
Chief Executive Officer

If to the Company:
Heartland Financial USA, Inc.
707 17th Street, Suite 2950
Denver, Colorado 80202

Attn:	J. Daniel Patten, Executive Vice President
Finance and Corporate Strategy

with copy to:

Heartland Financial USA, Inc.
1398 Central Avenue
P.O. Box 778
Dubuque, Iowa 52004-0778

Attn:	Michael J. Coyle, Executive Vice President
Senior General Counsel and Corporate Secretary

(g)Headings. The headings and any table of contents contained in this Agreement are for reference purposes only and shall not in any way affect the meaning or interpretation of this Agreement.

(h)Governing Law. All matters relating to the interpretation, construction, validity and enforcement of this Agreement shall be governed by the internal laws of the State of Colorado, without giving effect to any choice of law provisions thereof.

(i)Waiver of Jury Trial. EACH PARTY IRREVOCABLY WAIVES ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY.

(j)Advice of Counsel. Consultant acknowledges that he has been advised by counsel in the negotiation, execution and delivery of this Agreement.

(k)No Waiver. No delay on the part of any party in exercising any right hereunder shall operate as a waiver of such right. No waiver, express or implied, by any party of any right or any breach by another party shall constitute a waiver of any other right or breach.

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IN WITNESS WHEREOF, the parties have executed this Agreement as of the date set forth in the first paragraph hereof.

HEARTLAND FINANCIAL USA, INC.

By:  /s/ Lynn B. Fuller
Name:    Lynn B. Fuller
Title:    Chairman of the Board and
Chief Executive Officer

CENTENNIAL BANK AND TRUST

By:  /s/ Kevin W. Ahern
Name:    Kevin W. Ahern
Title:    Chairman of the Board

CONSULTANT

 /s/ Martin J. Schmitz
Martin J. Schmitz

[Signature Page to Consulting Agreement dated as of February 13, 2017 among
Heartland Financial USA, Inc., Centennial Bank and Trust and Martin J. Schmitz.]